Filed Pursuant to Rule 433 Registration Statement No. 333-204400

Raymond James Financial, Inc.

FINAL TERMS AND CONDITIONS

Issuer:	Raymond James Financial, Inc.

Title:	3.625% Senior Notes Due 2026	4.950% Senior Notes Due 2046

Aggregate Principal Amount:	$500,000,000	$300,000,000

Trade Date:	July 7, 2016	July 7, 2016

Settlement Date:	July 12, 2016 (T+3)	July 12, 2016 (T+3)

Final Maturity:	September 15, 2026	July 15, 2046

Benchmark Treasury:	1.625% due May 15, 2026	2.500% due February 15, 2046

Treasury Price & Yield:	102-4; 1.393%	107-17+; 2.154%

Spread to Benchmark:	T + 225 basis points	T + 280 basis points

Re-offer Yield:	3.643%	4.954%

Coupon:	3.625%	4.950%

Issue Price to Investors:	99.841%	99.937%

Proceeds to Issuer (before expenses)	$495,955,000	$297,186,000

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing on March 15, 2017	Semi-annually in arrears on January 15 and July 15, commencing on January 15, 2017

Day Count Convention:	30/360, unadjusted

Make-Whole Call Payment:	UST + 35 basis points	UST + 45 basis points

Denominations:	$2,000 denominations and integral multiples of $1,000

CUSIP/ISIN:	754730 AE9/US754730AE94	754730 AF6/US754730AF69

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Raymond James & Associates, Inc.

Co-Managers:

Citigroup Global Markets Inc.

Regions Securities LLC

U.S. Bancorp Investments, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

PNC Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Raymond James & Associates, Inc. at 1-800-248-8863.